Exhibit 10.1

DATED

December 27, 2024

Share purchase agreement

between/among

MATCH FINANCIAL LIMITED

and

JAMAL JHURSHID

and

NUKKLEUS INC.

CONTENTS

CLAUSE

1.	Interpretation	2
2.	Sale and purchase	6
3.	Purchase price	7
4.	Conditions to completion	7
5.	Completion	8
6.	Warranties	9
7.	Conﬁdentiality and announcements	11
8.	Further assurance	13
9.	Assignment and other dealings	13
10.	No agency	14
11.	Entire agreement	14
12.	Variation and waiver	14
13.	Costs	14
14.	Notices	15
15.	Interest	16
16.	Severance	16
17.	Agreement survives completion	17
18.	Third party rights	17
19.	Counterparts	17
20.	Rights and remedies	18
21.	Inadequacy of damages	18
22.	Governing law and jurisdiction	18

SCHEDULE

This agreement is dated 27 December 2024

Parties

(1)	MATCH FINANCIAL LIMITED incorporated and registered in England and Wales with company number 11864364 whose registered office is at 4th Floor 100 Fenchurch Street, London, United Kingdom, EC3M 5JD (Seller)

(2)	JAMAL KHURSHID of Beams End, Old Brighton Road, Pease Pottage, Crawley, West Sussex, England, RH11 9AJ (Buyer)

(3)	NUKKLEUS INC incorporated and registered in the US State of Delaware whose registered office is at 525 Washington Blvd. Jersey City, New Jersey 07310 United States of America (Parent)

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £100 divided into 100 Ordinary shares of £1 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 1.

(D)	The Seller is the owner, or is otherwise able to procure the transfer, of the legal and beneficial title to the Sale Shares.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

(F)	The Seller is a wholly owned subsidiary of the Parent.

(G)	The Parent has entered into this agreement for the purpose of ratifying certain matters related to the Transaction.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the Group Accounts and the Individual Accounts.

Accounts Date: 28 September 2024.

Business: the business carried on by the Company and the Subsidiaries or any part of it.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

CA 2006: the Companies Act 2006.

Claim: a claim in respect of any of the Warranties.

Company: Digital RFQ Limited, a company incorporated in England and Wales with company number 12103258 whose registered office is at 4th Floor 100 Fenchurch Street, London, United Kingdom, EC3M 5JD, further details of which are set out in Part 1 of Schedule 1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: has the meaning given in clause 5.2.

Condition: the condition to Completion, being the matters set out in Part 1 of Schedule 3.

Director: each person who is a director or shadow director of the Company or any of the Subsidiaries, as set out in Schedule 1, together the Directors.

Disclosed: fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Group: in relation to a company, that company, any subsidiary or any parent undertaking from time to time of that company, and any subsidiary from time to time of a parent undertaking of that company. Each company in a Group is a member of the Group.

Group Accounts: the audited consolidated accounts of the Parent, Seller, the Company and the Subsidiaries for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date and the income statement and statement of other comprehensive income, statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to such accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Documents.

Individual Accounts: the audited individual company accounts of the Company and each of the Subsidiaries (prepared under section 394 of the CA 2006) for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date, and the income statement and statement of other comprehensive income, the statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to the accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Documents.

Interim Period: the period from (and including) the date of this agreement up to (and including) the Completion Date or, if earlier, the date of termination of this agreement in accordance with its terms.

Longstop Date: 31 March 2025, or such later date as may be agreed by the Buyer and the Seller in writing.

parent undertaking: a parent undertaking as defined in section 1162 of the CA 2006.

Previous Accounts: the accounts equivalent to the Group Accounts or the Individual Accounts (as the case may be) in respect of the accounting period immediately preceding the accounting period ended on the Accounts Date.

Purchase Price: has the meaning given in clause 3.1.

Sale Shares: the 100 Ordinary shares of £1each in the Company, all of which are issued and fully paid, and which comprise the whole of the issued share capital of the Company.

SEC: the U.S. Securities and Exchange Commission.

Settlement Agreement: the settlement agreement made between the parties and dated 9 November 2024.

Shareholder Consent: has the meaning given in paragraph 1 of Part 2 of Schedule 2.

Subsidiaries: the companies, brief details of which are set out in Part 2 of Schedule 1, each a Subsidiary.

Transaction: the transaction contemplated by this agreement, or any part of that transaction.

Transaction Documents: this agreement and any other document to be entered into pursuant to this agreement in connection with the Transaction, each a Transaction Document.

Warranties: the warranties given by the Seller pursuant to clause 6 and set out in Schedule 4, each a Warranty.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or any other agreement or document is a reference to this agreement or such other agreement or document, in each case as varied from time to time.

1.6	Unless the context otherwise requires, words in the singular include the plural and the plural include the singular.

1.7	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9	This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective successors and permitted assigns, and references to a party include that party’s successors and permitted assigns.

1.10	A reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 [and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

1.12	Unless expressly provided otherwise in this agreement, a reference to writing or written excludes fax but not email.

1.13	Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

1.14	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.15	Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision:

(a)	is a reference to it as it is amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement if and to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(b)	includes all subordinate legislation made from time to time under that legislation or legislative provision.

1.16	Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.17	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Sale and purchase

2.1	On and subject to the terms of this agreement, at Completion the Buyer shall buy and the Seller shall sell the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.3	On the date of this agreement, the parties will comply with their obligations in Part 1 of Schedule 2.

2.4	At all times during the Interim Period, the Seller shall:

(a)	comply with the undertakings and obligations set out in Part 2 of Schedule 2; and

(b)	promptly notify the Buyer in writing of any event, matter or circumstance which constitutes or may reasonably be expected to constitute a breach of any of the undertakings or obligations set out in Part 2 of Schedule 2.

3.	Purchase price

3.1	The total consideration for the sale of the Sale Shares is the sum of £1,000 (Purchase Price), which shall be paid by the Buyer to the Seller in cash on Completion in accordance with clause 3.2.

3.2	All payments to be made to the Seller under this agreement shall be made in sterling by electronic transfer of immediately available funds to the Seller’s nominated account Citibank, NA, ABA: 021000089, Acct #: 6, 882381534, SWIFT: CITIUS33. Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.	Conditions to completion

4.1	Completion is subject to and conditional upon the Condition in Part 1 of Schedule 3 being satisfied by or before 6.00pm on the Longstop Date.

4.2	This agreement shall automatically terminate and cease to have effect (except as provided in clause 4.3) at 6.00pm on the Longstop Date, if the Condition is not satisfied by or before then.

4.3	If this agreement terminates in accordance with clause 4.2, or is terminated pursuant to clause 5.4(c) or clause 6.5(a), it will immediately cease to have any further force and effect except for:

(a)	any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination (including clause 1 (Interpretation), clause 4.2 and this clause 4.3 (Conditions precedent), clause 7 (Confidentiality and announcements) and clause 11 (Entire agreement) to clause 22 (Governing law and jurisdiction) (inclusive)), each of which shall remain in full force and effect; and

(b)	any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

4.4	The Seller and the Parent shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Condition is satisfied as soon as practicable and in any event no later than the Longstop Date.

4.5	The Buyer and the Seller and the Parent shall co-operate fully in all actions necessary to procure the satisfaction of the Condition including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing required by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

4.6	The Parent shall notify the Buyer in writing as soon as reasonably practicable and in any event within two Business Days of becoming aware that the Condition has been satisfied and provide such evidence of satisfaction as the Buyer shall reasonably require.

5.	Completion

5.1	Unless this agreement has been terminated in accordance with its terms, Completion shall take place on the Completion Date at such place as is agreed by the parties.

5.2	The Completion Date shall be:

(a)	the third Business Day following the date on which the Condition is satisfied (provided such satisfaction or waiver occurs no later than the Longstop Date); or

(b)	any other date agreed by the Seller and the Buyer in writing; or

(c)	if Completion is deferred in accordance with clause 5.4, the date to which Completion is so deferred.

5.3	At Completion:

(a)	the Seller shall:

(i)	deliver (or cause to be delivered) to the Buyer the items listed in paragraph 1 of Part 2 of Schedule 3;

(b)	the Buyer shall (subject to the Seller complying with clause 5.3(a)) pay the Purchase Price in accordance with clause 3.1 and clause 3.2.

5.4	If the Seller does not comply with its obligations in clause 5.3 in any material respect, the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	proceed to Completion;

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	terminate this agreement by notice in writing to the Seller (in which case clause 4.3 shall apply).

5.5	The Buyer may defer Completion under clause 5.4(b) only once, but otherwise this clause 5 applies to a Completion so deferred as it applies where Completion has not been deferred.

5.6	As soon as possible after Completion, the Seller shall send to the Buyer (at the Buyer’s nominated address) all records, correspondence, documents, files, memoranda and other papers relating to the Company or the Subsidiaries which have not been delivered at or before Completion, including for the avoidance of doubt any audited Group Accounts or Accounts relating to the Company which have not yet been prepared or delivered at the date of this Agreement.

6.	Warranties

6.1	The Seller warrants to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this agreement.

6.2	The Seller further warrants to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting. Any reference made to the date of this agreement (whether express or implied) in relation to a Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

6.3	The Seller and the Parent shall not (and shall procure that neither the Company nor any of the Subsidiaries shall) do anything during the Interim Period that would be materially inconsistent with any term of this agreement including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading in any material respect.

6.4	If at any time during the Interim Period the Seller (or any member of its Group) becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, the Seller shall:

(a)	promptly notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use all reasonable endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

6.5	If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue, inaccurate or misleading, or that the Seller has breached any other term of this agreement (including any of the Seller’s obligations and undertakings in Part 2 of Schedule 2) the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	terminate this agreement by notice in writing to the Seller (in which case clause 4.3 shall apply); or

(b)	proceed to Completion.

6.6	Without prejudice to the Buyer’s right to claim on any other basis, or to take advantage of any other remedies available to it, if any Warranty is untrue, inaccurate or misleading, the Seller shall pay to the Buyer on demand:

(a)	the amount necessary to put the Company and each of the Subsidiaries into the position they would have been in if the Warranty had not been untrue, inaccurate or misleading;

(b)	all costs and expenses (including damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer, the Company or any of the Subsidiaries as a result of the Warranty being untrue, inaccurate or misleading (including a reasonable amount in respect of management time); and

(c)	if any sum payable under clause 6.6(a) or clause 6.6(b) is subject to Tax in the hands of the Buyer, the additional amount required to ensure that the net amount received by the Buyer is the amount it would have received if the payment was not subject to Tax.

6.7	Each of the Warranties is separate and independent, and unless specifically provided otherwise, is not limited by reference to any other Warranty or any other provision in this agreement.

6.8	For the avoidance of doubt, the Buyer’s rights and remedies in respect of any Claim shall not be affected by Completion, or any termination of (or the Buyer’s failure to terminate) this agreement.

7.	Confidentiality and announcements

7.1	The Parent and the Seller undertake to the Buyer, the Company and each of the Subsidiaries that it shall (and shall procure that each member of the Seller’s Group shall):

(a)	keep secret and confidential:

(i)	the terms of this agreement and the other Transaction Documents, and any information relating to their negotiation; and

(ii)	all confidential information, know-how and trade secrets in its knowledge or possession concerning the business, assets, affairs, customers, clients or suppliers of the Buyer or any member of the Buyer’s Group (including, following Completion, the Company and the Subsidiaries);

(b)	not disclose any of the information referred to in clause 7.1(a) (whether in whole or in part) to any person, except as expressly permitted by this clause 7; and

(c)	not make any use of any of the information referred to in clause 7.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

7.2	Notwithstanding any other provision of this agreement, neither party shall be obliged to keep secret and confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public other than as a result of its disclosure by that party (or any person to whom it has disclosed the information in accordance with clause 7.3(a)) in breach of this agreement; or

(b)	was, is or becomes available to that party on a non-confidential basis from a person who, to the Seller’s knowledge, is not bound by a confidentiality agreement, and is not otherwise prohibited from disclosing the information to that party.

7.3	The Seller and/or the Parent may disclose any information that it is otherwise required to keep confidential under this clause 7:

(a)	to any employees, officers, consultants, representatives or advisers of any member of its Group who need to know that information for the purposes of advising on this agreement or facilitating the Transaction, provided that the party making the disclosure (Disclosing Party) informs the recipient of the confidential nature of the information before disclosure and procures that the recipient shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 7 as if they were the Disclosing Party. The Disclosing Party shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause;

(b)	with the prior consent in writing of the Buyer;

(c)	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement);

(d)	if and to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which it is subject;

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

(iii)	to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

(iv)	to protect its interest in any legal proceedings,

provided that in each case (where it is legally permitted to do so) the party making the disclosure gives the Buyer as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the Buyer concerning the content of the disclosure.

7.4	Subject to clause 7.5 to clause 7.7 (inclusive), neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

7.5	Nothing in clause 7.4 shall prevent a party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the party required to make the announcement (where permitted by law and insofar as it is reasonably practicable to do so) consults with the other party in advance, and takes into account its reasonable requests concerning the form, content and timing of the announcement.

7.6	The parties shall issue a press release in agreed form immediately after Completion.

7.7	The Buyer may at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, the Subsidiaries or any other member of the Buyer’s Group.

8.	Further assurance

8.1	At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.

8.2	The Seller undertakes to the Buyer that while it remains the registered holder of any of the Sale Shares after Completion, it shall:

(a)	hold such Sale Shares together with all dividends and any other distributions of profits or other assets in respect of such Sale Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

(b)	deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

9.	Assignment and other dealings

9.1	Subject to the further provisions of this clause 9, no party shall assign, novate, transfer, mortgage, charge, subcontract, delegate, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement or any other Transaction Document.

9.2	The Buyer may grant security over, or assign by way of security, any or all of its rights under this agreement or any other Transaction Document for the purposes of, or in connection with, the financing (whether in whole or in part) of any of the Buyer’s working capital or other requirements. On the enforcement of any security of the kind referred to in this clause, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security, may assign any or all of the relevant rights to any person, but the Seller’s liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

10.	No agency

Each party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.

11.	Entire agreement

This agreement (together with the other Transaction Documents and the Settlement Agreement) constitutes the entire agreement between the parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

12.	Variation and waiver

12.1	No variation of this agreement shall be effective unless it is in writing, signed by the parties (or their authorised representatives) and expressly states that it is amending this agreement.

12.2	A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

12.3	A delay or failure to exercise, or the single or partial exercise of, any right or remedy does not waive that or any other right or remedy, nor does it prevent or restrict the further exercise of that or any other right or remedy.

13.	Costs

13.1	Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement and the other Transaction Documents

13.2	Without prejudice to any other right or remedy the Buyer may have, the Seller shall indemnify the Buyer against all costs and expenses it incurs in investigating the affairs of the Company and the Subsidiaries and in negotiating, preparing, executing, rescinding or terminating this agreement (and the other Transaction Documents) in the event that:

(a)	the Buyer terminates this agreement in accordance with clause 5.4 or clause 6.5; or

(b)	this agreement terminates and ceases to have effect in accordance with clause 4.2.

13.3	The Buyer shall be responsible for and shall pay all stamp taxes arising on the transfer of the Sale Shares in accordance with this agreement.

14.	Notices

14.1	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)	shall be signed by or on behalf of the party giving it;

(c)	shall be sent to the party for the attention of the contact and to the address or email address specified in clause 14.2, or substituted by that party in accordance with clause 14.3;

(d)	shall be sent by a method listed in clause 14.4; and

(e)	unless proved otherwise is deemed received as set out in clause 14.4 if prepared and sent in accordance with this clause.

14.2	The addresses and email addresses for service of notices are:

(a)	Seller

(i)	address: 525 Washington Blvd., Jersey City, New Jersey 07310

(ii)	for the attention of: CEO

(iii)	email address: m@nukk.com

(b)	Buyer

(i)	address: Beams End, Old Brighton Road, Pease Pottage, Crawley, West Sussex, England, RH11 9AJ]

(ii)	for the attention of: Jamal Khurshid

(iii)	email address: jamie.khurshid@digitalrfq.com

(c)	Parent

(i)	address: 525 Washington Blvd., Jersey City, New Jersey 07310

(ii)	for the attention of: Menachem Shalom, CEO

(iii)	email address: m@nukk.com

14.3	A party may change its details given in clause 14.2 by giving notice, the change taking effect for the party notified of the change at 9.00 am on the later of:

(a)	the date, if any, specified in the notice as the effective date for the change; and

(b)	the date ten Business Days after deemed receipt of the notice.

14.4	This clause sets out the delivery methods for sending a notice to a party under this agreement and, for each delivery method, the date and time when the notice is deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address;

(b)	if sent by pre-paid first class post or other next working day delivery service providing proof of postage, at 9.00 am on the second Business Day after posting;

(c)	if sent by pre-paid airmail providing proof of postage, at 9.00 am on the fifth Business Day after posting; or

(d)	if sent by email, at the time of transmission.

14.5	If deemed receipt under clause 14.4 would occur outside business hours in the place of receipt (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post), it shall be deferred until business hours resume. In this clause, business hours means 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt.

14.6	This clause 14 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

15.	Interest

15.1	If either party fails to make a payment due to the other party under this agreement by the due date, then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

15.2	Interest under this clause will accrue each day at 8% a year above the Bank of England’s base rate from time to time, but at 8% a year for any period when that base rate is below 0%.

16.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

17.	Agreement survives completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

18.	Third party rights

18.1	Except as expressly provided in clause 18.2, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

18.2	The following provisions are intended to benefit future buyers of the Sale Shares and (where they are identified in the relevant clauses as recipients of rights or benefits under that clause) the Company, the Subsidiaries and the Officers, and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	clause 6 and Schedule 4 (Warranties),

(b)	clause 7 (Confidentiality and announcements); and

(c)	clause 15 (Interest).

18.3	The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

19.	Counterparts

19.1	This agreement may be executed in any number of counterparts, each of which constitutes a duplicate original, but all the counterparts together constitute the one agreement.

19.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a “wet ink” counterpart of this agreement.

19.3	No counterpart shall be effective until each party has provided to the other at least one executed counterpart.

20.	Rights and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

21.	Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms clause 7. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 7 of this agreement.

22.	Governing law and jurisdiction

22.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

22.2	Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of the Company and the Subsidiaries

Part 1 The Company

Name:	DIGITAL RFQ LIMITED
Registered number:	12103258
Registered office:	4th Floor 100 Fenchurch Street, London, United Kingdom, EC3M 5JD
Registered email address:	jamie.khurshid@digitalrfq.com
Issued share capital:	Amount: £100 Divided into: 100 Ordinary shares of £1 each
Registered shareholder(s) (and number of Sale Shares held):	The Seller – 100 Ordinary shares of £1 each
Beneficial owner(s) of Sale Shares (if different):	N/A
Directors and shadow directors:	Jamal Khurshid
Secretary:	None
Auditor:	Nigel Wilson & Co.
Registered charges:	None

Part 2 The Subsidiaries

Name:	DRFQ Payments Limited
Registered number:	12396626
Registered office:	53 Collet House 50 Wandsworth Road, London, England, SW8 2EW
Registered email address:	jamie.khurshid@digitalrfq.com
Issued share capital:	Amount: £200 Divided into: 200 ordinary shares of £1 each
Registered shareholder(s) (and number of shares held):	The Company - 200 ordinary shares of £1 each
Beneficial owner of share(s) (if different) and number of shares beneficially owned:	N/A
Directors and shadow directors:	Oliver Worsley
Secretary:	None
Auditor:	Nigel Wilson & Co.
Registered charges:	None

Schedule 2 Exchange and Interim Period

Part 1 Obligations at exchange

1.	On the date of this agreement, the Seller shall deliver (or cause to be delivered) to the Buyer:

1.1	this agreement duly executed by the Seller;

1.2	a certified copy of the resolution of the Parent’s board of directors approving the Transaction and the execution and delivery of this agreement.

2.	On the date of this agreement, the Buyer shall deliver (or cause to be delivered) to the Seller:

2.1	this agreement, duly executed by the Buyer;

Part 2 Interim Period

1.	During the Interim Period, the Seller and the Parent shall at their own expense, use all reasonable endeavours to obtain the approval and consent for the completion of the Transaction by and from shareholders of the Parent representing the required vote as required by the laws of the State of Delaware and The Nasdaq Stock Market (Shareholder Consent) as soon as possible and in any event before the Longstop Date.

2.	At all times during the Interim Period, the Buyer shall have full authority and control to direct the management and affairs of the Company and the Seller and the Parent shall, at their own cost and expense, jointly and severally ratify, support, vote in favour of and execute any document required to support and/or authorise any decision of the Buyer with regard to the management and affairs of Target without delay or discussion, provided that all material actions shall be approved by the Parent acting by its board of directors (and such approval shall not be unreasonably withheld or delayed).

3.	If any material actions require the prior approval of the Parent’s shareholders under SEC rules, the Parent shall use all reasonable endeavours to obtain such approval without delay.

4.	Material actions shall include but not be limited to:

4.1	raising third party finance;

4.2	granting options on the Company’s share capital;

4.3	granting security and/or other Encumbrances on the Company’s assets;

4.4	disposing of or divesting any of the Company’s assets.

Schedule 3 Conditions and Completion

Part 1 Conditions to Completion

1.	Shareholder Consent.

Part 2 Seller’s obligations at Completion

1.	Documents to be delivered at Completion

At Completion, the Seller shall deliver (or cause to be delivered) to the Buyer:

1.1	a transfer of the Sale Shares, in agreed form, duly signed by the Seller in favour of the Buyer (or its nominee);

1.2	the share certificates for the Sale Shares or an indemnity, in agreed form, for any lost certificates duly executed by the Seller;

1.3	any waivers, consents or other documents required to enable the Buyer (or its nominee) to be registered as the holder of the Sale Shares, in each case in agreed form;

1.4	an irrevocable power of attorney, in agreed form, duly executed by the Seller in favour of the Buyer (or its nominee) to secure the Buyer’s interest in the Sale Shares pending registration of the transfer in the Company’s register of members;

1.5	the registers, minute books and other records required to be kept by the Company and each of the Subsidiaries under the CA 2006, in each case duly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for the Company and each of the Subsidiaries;

1.6	a letter duly signed by the Seller, in agreed form, confirming that it has ceased to be a registrable relevant legal entity (within the meaning of section 790C of the CA 2006) in relation to the Company;

1.7	a duly executed mutual deed of release, in agreed form, of all and any claims that the Seller (or any other member of the Seller’s Group) has or may have against the Company or any of the Subsidiaries or the Company may has or may have against the Seller (or any other member of the Seller’s Group);

1.8	an Officers Certificate, in agreed form, indicating that Shareholder Consent has been obtained.

Schedule 4 Warranties

Part 1 General Warranties

1.	Power to sell the Sale Shares

1.1	The Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and each of the other Transaction Documents to which it is a party in accordance with their respective terms.

1.2	This agreement and each of the other Transaction Documents to which it is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3	The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which it is a party, and compliance with their respective terms shall not breach or constitute a default:

(a)	under the Seller’s articles of association, or any other agreement or instrument to which the Seller is a party or by which the Seller is bound; or

(b)	of any order, judgment, decree or other restriction applicable to the Seller.

2.	Shares in the Company and the Subsidiaries

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3	No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company or any of the Subsidiaries (or any rights or interest in them), and neither the Seller, the Company nor any of the Subsidiaries has agreed to confer any such rights, and no person has claimed any such rights.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting:

(a)	the Sale Shares or any issued shares of the Subsidiaries; or

(b)	any unissued shares, debentures or other unissued securities of the Company or any of the Subsidiaries.

No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

3.	Accounts

3.1	The Group Accounts:

(a)	show a true and fair view of the state of affairs of the Company and the Subsidiaries as at the Accounts Date, and of their profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(b)	(save as the Group Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

(c)	(save as the Group Accounts expressly disclose) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

3.2	The Accounts have been audited by an individual or firm registered to act as auditors in the UK and the auditors’ reports thereon are unmodified.

Signed by JAMAL KHURSHID	/s/ Jamal Khurshid
for and on behalf of MATCH FINANCIAL LIMITED	Director

Signed by JAMAL KHURSHID	/s/ Jamal Khurshid
Jamal Khurshid

Signed by MENACHEM SHALOM	/s/ Menachem Shalom
for and on behalf of Nukkleus Inc.	CEO